Exhibit 99.3

LAZARD ACTIVE ETF TRUST

THE LAZARD FUNDS, INC.
LAZARD RETIREMENT SERIES, INC.
LAZARD GLOBAL TOTAL RETURN AND INCOME FUND, INC.

Amended and Restated Joint Fidelity Bond Agreement

THIS AGREEMENT is made as of February 25, 2025 by and among Lazard Global Total Return and Income Fund, Inc., Lazard Active ETF Trust, The Lazard Funds Inc. and Lazard Retirement Series, Inc (the “Parties”), including on behalf of any of their current and future series thereof, as applicable (individually, a “Portfolio,” and collectively, the “Portfolios”).

WHEREAS, the Portfolios have been named as assured parties under the joint insured fidelity bond issued by the Federal Insurance Company, a member of the Chubb Group of Insurance Companies (the “Bond”); and

WHEREAS, Lazard Global Total Return and Income Fund, Inc. and the current and future series of The Lazard Funds Inc. and Lazard Retirement Series, Inc. (collectively, the “Existing Portfolios”) previously entered into a joint fidelity bond agreement dated September 13, 2021 (the “Agreement”) to establish (i) the criteria by which the premium for the Bond shall be allocated among the Existing Portfolios, and (ii) the criteria by which recoveries under the Bond shall be allocated among the Existing Portfolios; and

WHEREAS, the Parties wish to further amend and restate the Agreement in connection with the addition of Lazard Active ETF Trust (including any current or future series thereof) to the Bond.

NOW, THEREFORE, it is agreed as follows:

1. Each Portfolio shall bear (including having its investment adviser bear) a portion of the Bond’s premium, which shall be determined as of a specified date (which is the same for all Portfolios), determined by calculating the proportion which the premium that would have been paid by the Portfolio if it had provided and maintained a single insured bond bears to the aggregate of the premiums that would have been paid by all of the Portfolios had each provided and maintained a single insured bond and applying said proportion to the Bond’s premium, unless the Parties determine that it would be more equitable for certain Portfolios to bear a different amount. From time to time, adjustments may be made by mutual agreement of the Parties to the portion of the balance of the Bond’s premium to be borne a Portfolio, based on a subsequent change or changes in the net assets of one or more Portfolios or the creation or liquidation of a Portfolio or Portfolios.

2. If the claims or loss of two or more of the Portfolios under the Bond are so related that the insurer is entitled to assert that the claims must be aggregated, the following rules shall determine, between or among the claimants, the priority of satisfaction of the claims under the Bond.

A. Each Portfolio claimant shall receive not less than the lesser of (i) the proceeds equal to the full amount of its claim, or (ii) the amount which it would have received had it provided and maintained a single insured bond with the minimum coverage which such Portfolio would have been required to carry pursuant to Rule 17g-1(d)(1) under the Investment Company Act of 1940, as amended, at the time the claim arose.

B. Subject to the preceding paragraph, with respect to each affected Party, proceeds in respect of a claim under the Bond shall be applied to the unsatisfied claim (or portion thereof) of each affected Portfolio by calculating the proportion which the unsatisfied claim (or portion thereof) of each affected Portfolio bears to the unsatisfied claims (or portions thereof) of all Portfolios of that Party and applying said proportion to the remaining amount of proceeds paid.

3. This Agreement shall become effective as of the date written above and shall remain in full force and effect with respect to the Bond during the effective period of the Bond, as specified therein. Any Party may withdraw from this Agreement upon written notice to the other Parties. The withdrawing Party shall be entitled to receive an amount equal to the portion of the share of the premium on the Bond borne by the withdrawing Party which is proportional to the unexpired term of the Bond for which the premium has been paid.

4. The obligations of the Parties are not binding upon any of the Board members or holders of shares or interests of any such Party individually.

IN WITNESS WHEREOF each Party has caused this Agreement to be executed on their behalf by their officer hereunto duly authorized as of the day and year written above.

LAZARD ACTIVE ETF TRUST

By:	/s/ Mark R. Anderson
Mark R. Anderson
Secretary

THE LAZARD FUNDS, INC.

By:	/s/ Mark R. Anderson
Mark R. Anderson
Secretary

LAZARD RETIREMENT SERIES, INC.

By:	/s/ Mark R. Anderson
Mark R. Anderson
Secretary

LAZARD GLOBAL TOTAL RETURN AND INCOME FUND, INC.

By:	/s/ Mark R. Anderson
Mark R. Anderson
Secretary